Free Writing Prospectus

Filed Pursuant to Rule 433

Dated July 19, 2016

Registration Statement Nos. 333-206773, 333-206773-01 and 333-206773-02

Joint Leads:                       Barclays, GS, JPM, SG

Co-managers:             CIBC, Lloyds

Selling Group:           Drexel, Loop, MBS

SERIES	CLS	$AMT(mm)	WAL	MDY/S&P	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
FORDF 16-3	A-1	500.000	2.97	Aaa/AAA	7/19	7/21	IntS +60	1.561	1.55	99.98277
FORDF 16-3	A-2	300.000	2.97	Aaa/AAA	7/19	7/21	1ML +62			100.00000
FORDF 16-3	B	36.601	2.97	Aa1/AA+	7/19	7/21	IntS +80	1.761	1.75	99.98680

FORDF 16-4	A	200.000	1.97	Aaa/AAA	7/18	7/20	1ML +53			100.00000
FORDF 16-4	B	**NOT OFFERED**

Expected Pricing:	PRICED	Registration:	SEC Registered
Expected Settle:	07/26/16	Expected Ratings:	Moody’s, S&P
First Payment:	08/15/16	Min Denoms:	$1k x $1k
Ticker(s):	FORDF 2016-3	Bill & Deliver:	J.P. Morgan
FORDF 2016-4
CUSIPS:
FORDF 2016-3:	FORDF 2016-4:
A-1: 34528QEU4	A: 34528QEZ3
A-2: 34528QEV2
B: 34528QEW0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.